UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☒           Definitive Proxy Statement

☐          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

RTI SURGICAL, INC.
(Name of Registrant as Specified in Its Charter)

KRENSAVAGE PARTNERS, LP
KRENSAVAGE PARTNERS TOO, LP
KRENSAVAGE ADVISORS, LLC
KRENSAVAGE ADVISORS TOO, LLC
KRENSAVAGE ASSET MANAGEMENT, LLC
MICHAEL P. KRENSAVAGE
JEFFREY D. GOLDBERG
DARREN P. LEHRICH
MARK D. STOLPER
FRANK R. WILLIAMS JR.

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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KRENSAVAGE PARTNERS, LP

April 25, 2016

Dear Fellow RTI Surgical Stockholder:

Krensavage Partners, LP (together with its affiliates, “Krensavage” or “we”) and the participants in this solicitation are the beneficial owners of an aggregate of 3,447,090 shares of common stock, par value $0.001 per share (the “Common Stock”), of RTI Surgical, Inc., a Delaware corporation (“RTI Surgical” or the “Company”).  For the reasons set forth in the attached Proxy Statement, we believe significant changes to the composition of the Board of Directors of the Company (the “Board”) are necessary in order to ensure that the Company is being run in a manner consistent with your best interests.  We are seeking your support for the election of our four nominees at the annual meeting of stockholders scheduled to be held at the Company’s headquarters located at 11621 Research Circle, Alachua, Florida 32615 on Thursday, May 26, 2016 at 8:00 a.m., local time (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”).  We are seeking representation on the Board because we believe that RTI Surgical will benefit from the addition of directors with relevant skill sets and a common goal of enhancing value for the benefit of all stockholders. The individuals we have nominated are highly qualified, capable and ready to serve stockholders to help make the Company a stronger, more profitable, and ultimately more valuable company.

Our interests are fully aligned with the interests of all RTI Surgical stockholders. We believe there is significant value to be realized at RTI Surgical.  However, we are concerned that the Board is not taking the appropriate action to address the Company’s perennial underperformance.  Given the Company’s poor financial and stock price performance under the oversight of the current Board, we strongly believe that the Board must be reconstituted to ensure that the directors take the necessary steps for the Company’s stockholders to realize the maximum value of their investment.

The Board is currently composed of nine (9) directors, seven (7) of whom are up for election at the Annual Meeting.  Pursuant to the terms of the Company’s Preferred Stock, two (2) directors (the “Water Street Designees”) have been appointed by Water Street Healthcare Partners (“Water Street”) and are not up for election at the Annual Meeting. The remaining seven (7) directors are elected by holders of the Company’s common stock and preferred stock voting together as a single class.

Through the attached Proxy Statement, we are soliciting proxies to elect not only our four (4) nominees, but also the candidates who have been nominated by the Company other than Peter F. Gearen, Brian K. Hutchison, Paul G. Thomas, and Nicholas J. Valeriani.  This gives stockholders who wish to vote for our nominees the ability to vote for a full slate of seven (7) nominees in total.  The seven (7) nominees elected at the Annual Meeting will serve on the Board with the two (2) Water Street Designees. The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement. Krensavage believes that any attempt to increase or decrease the size of the current Board or the number of directors up for election at the Annual Meeting would constitute an improper manipulation of the Company’s corporate machinery. Your vote to elect our nominees will have the legal effect of replacing four incumbent directors with our nominees.  If elected, our nominees will constitute a minority on the Board and there can be no guarantee that our nominees will be able to implement the actions that they believe are necessary to unlock stockholder value.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed GREEN proxy card today.  The attached Proxy Statement and the enclosed GREEN proxy card are first being furnished to the stockholders on or about April 25, 2016.

If you have already voted for the incumbent management slate, you have every right to change your vote by signing, dating and returning a later dated GREEN proxy card or by voting in person at the Annual Meeting.

If you have any questions or require any assistance with your vote, please contact InvestorCom, Inc., which is assisting us, at its address and toll-free numbers listed below.

Thank you for your support,

/s/ Michael P. Krensavage

Michael P. Krensavage
Krensavage Partners, LP

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of Krensavage’s proxy materials,
please contact InvestorCom at the phone numbers listed below.

65 Locust Avenue, Suite 302
New Canaan, CT  06840

Stockholders call toll free at (877) 972-0090
Banks and Brokers may call collect at (203) 972-9300

2016 ANNUAL MEETING OF STOCKHOLDERS
OF
RTI SURGICAL, INC.

_________________________

PROXY STATEMENT
OF
KRENSAVAGE PARTNERS, LP

_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GREEN PROXY CARD TODAY

Krensavage Partners, LP (“Krensavage Partners”), Krensavage Partners Too, LP (“Krensavage Partners Too”), Krensavage Advisors, LLC (“Krensavage Advisors”), Krensavage Advisors Too, LLC (“Krensavage Advisors Too”), Krensavage Asset Management, LLC (“Krensavage Asset Management”), and Michael P. Krensavage (collectively, “Krensavage” or “we”) are significant stockholders of RTI Surgical, Inc., a Delaware corporation (“RTI Surgical” or the “Company”), who, together with the other participants in this solicitation, beneficially own 3,447,090 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company. We believe that the Board of Directors of the Company (the “Board”) must be significantly reconstituted to ensure that the Board takes the necessary steps for the Company’s stockholders to realize the maximum value of their investment.  We have nominated directors who have strong, relevant backgrounds and who are committed to fully exploring all opportunities to unlock stockholder value.  We are seeking your support at the annual meeting of stockholders scheduled to be held at the Company’s headquarters located at 11621 Research Circle, Alachua, Florida 32615 on Thursday, May 26, 2016 at 8:00 a.m., local time (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”), for the following:

1.
To elect Krensavage’s four (4) director nominees, Jeffrey D. Goldberg, Darren P. Lehrich, Mark D. Stolper, and Frank R. Williams Jr. (each a “Nominee” and, collectively, the “Nominees”), to the Board as directors to serve until the 2017 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To approve (on an advisory basis) the compensation of the Company’s named executive officers (the “Say on Pay Vote”);

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This Proxy Statement is soliciting proxies to elect not only our four (4) Nominees, but also the candidates who have been nominated by the Company other than Peter F. Gearen, Brian K. Hutchison, Paul G. Thomas, and Nicholas J. Valeriani.  This gives stockholders who wish to vote for our Nominees the ability to vote for a full slate of seven (7) nominees in total. As of the date hereof, the members of Krensavage and the Nominees collectively own 3,447,090 shares of Common Stock (the “Krensavage Shares”).  We intend to vote the Krensavage Shares FOR the election of the Nominees, AGAINST the approval of the Say on Pay Vote, and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

The Company has set the close of business on April 13, 2016 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”).  The mailing address of the principal executive offices of the Company is 11621 Research Circle, Alachua, Florida 32615.  According to the Company’s proxy statement, holders of record of shares of Common Stock and the Company’s Series A convertible preferred stock, par value $0.001 per share (“Preferred Stock” and together with the Common Stock, the “Voting Stock”), as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting.  Holders of Common Stock and Preferred Stock (on a fully converted basis) vote together as a single class on all matters at the Annual Meeting.

According to the Company, as of the Record Date, there were 57,767,231 shares of Common Stock outstanding, each of which is entitled to one vote upon each of the matters to be presented at the Annual Meeting. In addition, as of the Record Date, there were 50,000 shares of Preferred Stock outstanding.  According to the Company’s proxy statement, holders of Preferred stock are entitled to vote on all matters at the Annual Meeting together with holders of Common Stock on an as-converted basis at a conversion price of $4.39 per share. As of the Record Date, the outstanding Preferred Stock, including any accrued and unpaid dividends, was convertible into 13,246,329 shares of Common Stock.  Accordingly, at the Annual Meeting, the equivalent of 71,013,560 shares of Common Stock will be entitled to vote.

THIS SOLICITATION IS BEING MADE BY KRENSAVAGE AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY.  WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT.  SHOULD OTHER MATTERS, WHICH KRENSAVAGE IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GREEN PROXY CARD WILL VOTE ON SUCH MATTERS IN OUR DISCRETION.

KRENSAVAGE URGES YOU TO SIGN, DATE AND RETURN THE GREEN PROXY CARD IN FAVOR OF THE ELECTION OF THE NOMINEES.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED GREEN PROXY CARD.  THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.  ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting—This Proxy Statement and our GREEN proxy card are available at

www.icommaterials.com/Krensavage

IMPORTANT

Your vote is important, no matter how few shares of Voting Stock you own.  Krensavage urges you to sign, date, and return the enclosed GREEN proxy card today to vote FOR the election of the Nominees and in accordance with Krensavage’s recommendations on the other proposals on the agenda for the Annual Meeting.

•
If your shares of Voting Stock are registered in your own name, please sign and date the enclosed GREEN proxy card and return it to Krensavage, c/o InvestorCom, Inc. (“InvestorCom”), in the enclosed postage-paid envelope today.

•
If your shares of Voting Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Voting Stock and these proxy materials, together with a GREEN voting form, are being forwarded to you by your broker or bank.  As a beneficial owner, you must instruct your broker, trustee or other representative how to vote.  Your broker cannot vote your shares of Voting Stock on your behalf without your instructions.

•
Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company.  Even if you return the management proxy card marked “WITHHOLD” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us.  Remember, you can vote for our four (4) Nominees only on our GREEN proxy card.  So please make certain that the latest dated proxy card you return is the GREEN proxy card.

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of Krensavage’s proxy materials,
please contact InvestorCom at the phone numbers listed below.

65 Locust Avenue, Suite 302
New Canaan, CT  06840

Stockholders call toll free at (877) 972-0090
Banks and Brokers may call collect at (203) 972-9300

Background to the Solicitation

The following is a chronology of events leading up to this proxy solicitation:

•	In September 2010, Krensavage began accumulating a position in RTI Surgical.

•
In October of 2013, Mr. Krensavage, frustrated by the Company’s poor performance under the direction of its management team, opens communication with Ned Villers, former Board designee of Water Street Healthcare Partners (“Water Street”) and current Water Street designee, Curt Selquist, welcoming them to the Board and expressing hope that they can help reverse the Company’s disappointing stock price performance.  Pursuant to the terms of the Company’s Preferred Stock, Water Street has appointed two (2) directors to the Board (the “Water Street Designees”), who are not up for election at the Annual Meeting.  Christopher R. Sweeney is the other Water Street Designee who replaced former Water Street Designee Ned Villers in October of 2015.

•
In October and November of 2013, Mr. Krensavage and Mr. Villers exchanged emails discussing the Company.  Mr. Krensavage expressed his concerns with the direction of the Company and Mr. Villers indicated that he and Mr. Selquist would consider Krensavage’s suggestions as part of their participation on the Board.  Mr. Krensavage also expressed his belief that change was needed on the Board given the Company’s poor performance and requested the consideration of two director nominees that Krensavage was considering nominating for election at the Company’s 2014 annual meeting of stockholders.

•
In May of 2014, Mr. Krensavage emailed Mr. Villers indicating Krensavage’s desire to hold management accountable for its apparent destruction of value at RTI Surgical and urging the Board to replace management if performance failed to improve within six months.  Mr. Krensavage also expressed his desire to avoid a proxy contest with the Company.

•	Also, in May of 2014, Mr. Krensavage sent a private letter to former Chairman of the Board, Dean H. Bergy, requesting that the Company replace management if it failed to improve performance.

•
In October of 2014, in light of the Company’s continued underperformance, Mr. Krensavage sent emails to Mr. Villers requesting that the Board replace the Company’s Chief Executive Officer, Brian K. Hutchison. Mr. Krensavage also asked Mr. Villers if he could discuss director nominations for the Company’s 2015 annual meeting of stockholders and expressed his reluctance to engage in a proxy contest with the Company.  Mr. Krensavage did not receive any response from Mr. Villers.

•
On November 9, 2015, Krensavage filed a Schedule 13D with the Securities and Exchange Commission (the “SEC”) disclosing an ownership position of 5.3% of the Company’s outstanding shares of Common Stock.

•
Also on November 9, 2015, Krensavage delivered a letter to Chairman Bergy expressing its concerns with the Company’s perennial underperformance, missed guidance and apparent destruction of stockholder wealth. Krensavage also expressed its belief that the Board should consider exploring all strategic alternatives, including a sale of the Company and that in order to maximize the value that the Company could achieve in a sale, RTI Surgical needs a Board willing to choose managers who could run the business efficiently on behalf of stockholders.

•
On December 18, 2015, Mr. Krensavage and Louis A. Parks, Chief Operating Officer of Krensavage Asset Management, met with certain RTI Surgical representatives in New York, including Messrs. Bergy, Selquist and Hutchison, Chief Financial Officer, Robert P. Jordheim and Vice President, Global Communications, Wendy Crites Wacker, to discuss Krensavage’s concerns about RTI Surgical’s poor performance.

•
On February 8, 2016, Krensavage’s former nominee, John S. Watts, Jr., called Mr. Villers requesting that Mr. Villers introduce Mr. Sweeney to current Krensavage nominee, Mark D. Stolper.  Mr. Sweeney and Mr. Stolper engaged in a telephone call later that day to discuss Board composition and Krensavage’s potential nomination of director candidates. Mr. Sweeney suggested Mr. Stolper contact Mr. Selquist, as Chair of the Company’s Nominating and Governance Committee.

•
On February 17, 2016, Mr. Stolper sent Mr. Sweeney an email following up on their prior conversation and requesting to set up a call with Mr. Selquist.  Mr. Stolper stated that he believed the addition of stockholder representatives to the Board would be beneficial to the Company and that Krensavage would like to engage in a constructive dialogue with the Company regarding its potential nomination of director candidates.

•
On February 17, 2016, Mr. Sweeney sent Mr. Stolper an email response requesting that Mr. Stolper provide clarification regarding the purpose of his request for a call with Mr. Selquist. Mr. Stolper responded on the same day that he would get back to Mr. Selquist shortly.

•
On February 18, 2016, Mr. Selquist sent Mr. Stolper an email requesting an outline of Mr. Stolper’s ideas and executive background information that Mr. Sweeney could review with the Nominating and Governance Committee.

•
On February 18, 2016, Mr. Stolper sent Mr. Selquist an email response explaining Krensavage’s desire to engage constructively with the Company in order to reconstitute the Board for the benefit of all RTI stockholders and attached the biographies of four highly qualified individuals recommended by Krensavage for consideration by the Nominating and Governance Committee, including himself and Krensavage’s three other director candidates, Jeff Goldberg, John Watts and Frank Williams.  Mr. Stolper indicated that he and the other director candidates would make themselves available to the Nominating and Governance Committee and the rest of the Board in the coming days.  Mr. Stolper also explained that given the upcoming Annual Meeting date, Krensavage intended to submit a formal nomination letter to the Company on February 19, 2016 in order to preserve Krensavage’s right to nominate candidates at the Annual Meeting, but that in the hope of working constructively with the Company to reach an outcome that is best for all stakeholders and to avoid a proxy contest, it would privately submit its nomination to the Company.

•
On February 19, 2016, Krensavage Partners delivered a formal nomination letter to the Company’s Secretary, nominating Jeffrey D. Goldberg, Mark D. Stolper, John S. Watts Jr., and Frank R. Williams Jr., for election to the Board at the Annual Meeting.

•	On February 23, 2016, Krensavage filed Amendment No. 1 to its Schedule 13D with the SEC disclosing its nomination of four director candidates to the Board at the Annual Meeting.

•
On February 24, 2016, Krensavage submitted a books and records request to the Company requesting certain information as of February 29, 2016, the date that Krensavage believed the Company had set as the record date for the Annual Meeting.  At that time, Krensavage was not aware that the Company was holding its Annual Meeting later than its typical April annual meeting date.

•
On February 26, 2016, the Company issued a press release announcing that it appointed Mr. Selquist as Chairman of the Board to succeed former Chairman Bergy and named Peter F. Gearen, as Vice Chairman, effective February 24, 2016.  The Company also announced that Mr. Bergy informed the Board that he will not stand for re-election at the Annual Meeting and stepped down as Chairman, effective February 24, 2016.  The Company also announced that it was holding its Annual Meeting later than its typical April annual meeting date.

•
On March 2, 2016, Krensavage issued a press release commenting on the Company’s announced Board changes on February 26, 2016.  In the press release, Krensavage applauded the appointment of Mr. Selquist as Chairman but stated that additional stockholder representation is needed on the Board to address RTI Surgical’s prolonged underperformance under the direction of its CEO and other long-standing Board members.  Krensavage expressed its belief that its nominees have the experience and skills necessary to revitalize the Board, drive stockholder value and improve corporate governance.  Krensavage also stated in the press release that it continues to remain open to constructive dialogue with the Company to reconstitute the Board and implement strategies that Krensavage believes could create value for all RTI Surgical stockholders.

•	Also on March 2, 2016, the Company responded to Krensavage’s February 24th books and records request noting that the Company had not yet set a record date for the Annual Meeting.

•
In March of 2016, the Nominating and Governance Committee conducted an evaluation of director candidates, including Krensavage’s nominees. On March 23rd and March 24, 2016, Mr. Stolper, Mr. Goldberg and Mr. Williams had in-person interviews with the Company.

•
On March 29, 2016, Messrs. Krensavage and Parks engaged in a telephone call with Messrs. Selquist and Bergy.  Messrs. Selquist and Bergy informed Messrs. Krensavage and Parks that two of the Company’s current directors (besides Mr. Bergy who had previously made the same decision) had elected not to stand for re-election at the Annual Meeting and the Board had nominated a slate of directors that did not include Krensavage’s nominees.

•
On March 30, 2016, Mr. Parks had a telephone call with Mr. Selquist in which Mr. Selquist asked whether Krensavage was satisfied with the slate of directors proposed by the Company and if Krensavage was interested in making any comments that could be reflected in RTI Surgical’s proxy statement.  Later that day, Mr. Parks contacted Mr. Selquist indicating that Krensavage needed more time to evaluate the Company’s new slate of director nominees.

•	On April 1, 2016, the Company filed a Preliminary Proxy Statement on Form PRE 14A with the SEC in connection with the Annual Meeting.

•
Also on April 1, 2016, the Company announced that two existing Board members, Philip R. Chapman and Adrian J. R. Smith, informed the Board on March 28, 2016 that they would not be standing for re-election at the Annual Meeting.

•	On April 5, 2016, the Company re-filed a Preliminary Proxy Statement on Form PREC14A with the SEC in order to correct the submission form type from PRE 14A to PREC14A.

•
On April 6, 2016, Krensavage issued a press release expressing disappointment that the Company has rejected Krensavage’s efforts to improve corporate governance and reconstitute the Board with its slate of highly qualified nominees.  In the press release, Krensavage also highlighted shortfalls in the Company’s performance based on disclosure in the Company’s Proxy Statement and questioned the independence of the Nominating and Governance Committee’s selection of the Company’s new Board nominees.

•	On April 11, 2016, the Company filed a Revised Preliminary Proxy Statement on Form PRER14A with the SEC in connection with the Annual Meeting.

•	On April 12, 2016, Krensavage filed a Preliminary Proxy Statement on Form PREC14A with the SEC in connection with the Annual Meeting.

•	Also on April 12, 2016, Krensavage delivered a supplement to its nomination letter, replacing former nominee Mr. Watts with current nominee Darren P. Lehrich.

•	On April 13, 2016, Krensavage submitted a books and records request to the Company requesting certain information as of April 13, 2016, the record date for the Annual Meeting.

•	On April 15, 2016, counsel for the Company contacted counsel for Krensavage to discuss a potential settlement between Krensavage and the Company regarding the composition of the Board.

•
On April 18, 2016, counsel for Krensavage contacted counsel for the Company to discuss Krensavage’s revised settlement offer because Krensavage did not believe the Company’s proposed settlement offer on April 15th reflected the level of change that Krensavage believes is required in order to improve the Company’s performance.  On that same day, counsel for the Company informed counsel for Krensavage that the Company had rejected Krensavage’s revised settlement offer.

•	On April 19, 2016, the Company filed a Definitive Proxy Statement on Form DEFC14A with the SEC in connection with the Annual Meeting.

•
On April 20, 2016, the Company responded to Krensavage’s April 13th books and records request. Counsel for the Company and counsel for Krensavage thereafter coordinated production of the materials pursuant to the books and records request.

•	On April 25, 2016, Krensavage filed a Definitive Proxy Statement on Form DEFC14A with the SEC in connection with the Annual Meeting.

REASONS FOR THE SOLICITATION

WE BELIEVE THAT SIGNIFICANT IMPROVEMENT TO RTI SURGICAL’S BOARD IS NEEDED NOW

Krensavage has been a stockholder of RTI Surgical for more than two years.  Over this time, we have conducted extensive due diligence on the Company and its business, including a careful analysis of the Company’s operating and stock price performance. We believe RTI Surgical requires new leadership, including a reconstituted Board, in light of the Company’s poor stock price performance, apparent destruction of stockholder value, questionable compensation practices and poor corporate governance.

We have engaged in ongoing dialogue with certain members of the Board and management team in which we have clearly articulated our views and concerns regarding the direction of the Company under the leadership of its current management team as well as the opportunities that we believe are available to drive stockholder value for the benefit of all RTI Surgical stockholders. Unfortunately, our sincere efforts to interact privately and constructively with the Board have proven to be unsuccessful.

The Company’s failure to engage in meaningful dialogue with us to reach a resolution that embraces the level of change that we believe is necessary to reverse the Company’s prolonged underperformance has only solidified our belief that change is needed on the Board immediately. We have little confidence that the Board, as currently composed, will take the steps necessary to enhance stockholder value at RTI Surgical given its failure to hold management accountable for the Company’s poor performance or to appropriately govern the Company in a manner that we believe to be commensurate with proper corporate governance.  We are therefore soliciting your support to elect our Nominees at the Annual Meeting, who we believe would bring significant and relevant industry experience, new insight and fresh perspectives to the Board.

We Are Concerned with the Company’s Prolonged Stock Price Underperformance

RTI Surgical shares have underperformed the NASDAQ Composite and S&P 500 Health Care Equipment Index over almost any relevant time period, as displayed in the chart below.

Sources: The S&P 500 Health Care Equipment Index data is taken from us.spindices.com; The NASDAQ Composite Total Return data is taken from www.google.com/finance; The RTI Surgical data is taken from NASDAQ.com.

In fact, since RTI Surgical went public at $14 a share in August of 2000 through the end of fiscal 2015, its shares have dropped more than 70%.  By comparison, the S&P 500 generated a total return of 42% during this time.

Notably, in the second half of 2015, RTI shares lost 39%, erasing roughly $144.5 million of stockholder wealth.

Source: NASDAQ.com

We Are Concerned with the Company’s Poor Operating Performance

We believe RTI Surgical’s stock price underperformance is linked to its poor operating performance.   Since the Company went public in 2000, it has produced a cumulative net loss of $235.5 million and negative free cash flow (defined as operating cash flow less capital spending) of $68 million, based on our analysis.1  Notably, since going public in 2000, the Company generated positive free cash flow in only 4 out of the past 15 years, which we find deeply concerning, and generated a negative free cash flow of $36.9 million in just the past 3 years.

Further, we believe the Company’s missed targets and revised guidance demonstrates that the Board has failed to install a management team that understands the Company’s business.  While we had hoped that the Company had learned from its October 2013 guidance debacle, in which it slashed its revenue goal 10 weeks after providing it, we were clearly mistaken.  On October 29, 2015, RTI Surgical reported less-than-expected third-quarter revenue and cut its 2015 revenue and earnings targets. We were therefore not surprised that the Company guided that Q1 2016 revenues will be down between 3.0-4.5% compared to Q1 2015 revenues or down 13.3-14.6% compared to Q4 2015 revenues.

1 Analysis derived from data in Company’s financial statements from 2000 through 2015.  For 2013 and 2014, the net income (loss) used to generate the analysis was the net income applicable to RTI Surgical’s common shares and for 2007, the net cash provided by operating activities was obtained from the Company’s 2008 and 2009 10-Ks (as opposed to the 2007 10-K).

RTI Surgical Revenue

Source: Company filings (in millions)

Perhaps even more concerning, the Company recently disclosed troubling shortfalls in its Proxy Statement for the Annual Meeting, which we believe depict a desperate need for new leadership. Specifically, the Company disclosed that it missed each of four 2015 goals set by its compensation committee after missing all three of 2014’s goals.  The most-stunning shortfall in our view is the Company’s failure to hit its $27 million targeted cash flow. It instead generated cash flow of $9 million in 2015, its third-consecutive year of subpar cash flow. In 2014, it achieved cash flow of $6.9 million instead of its target of $26 million. In 2013, it burned $4.5 million of cash instead of reaching its target of $17.2 million of positive cash flow. RTI Surgical’s other three targets it missed in 2015 are sales of the three “focused” products as well as overall revenue and operating margin.

This troubling track record is, in and of itself, deeply concerning.  However, perhaps even more concerning is the fact that the Board appears to have no inclination to take any actions to hold management accountable for the Company’s underperformance under the leadership of CEO Hutchison.

We Are Concerned with the Board’s Poor Capital Allocation Decisions

We believe the Board has failed to properly optimize and integrate acquired operations, and stockholders have yet to achieve returns on these material investments. The Company spent $391 million on the acquisition of Pioneer Surgical Technology Inc. (“Pioneer”) and Tutogen Medical Inc. (“Tutogen Medical”), yet RTI Surgical’s enterprise value is about $354 million.

During a July 2013 conference call to tout RTI Surgical’s $130 million purchase of privately held Pioneer, CEO Hutchison said he expected Pioneer’s revenue to grow at least 10% a year. The combined company, he said, had pro forma revenue of $263 million in the year ended March 2013.  In fact, surgeons who owned shares of Pioneer, disappointed with the sale price, reduced orders of Pioneer’s medical devices.  As noted above, in October of 2013, RTI Surgical slashed its revenue target 10 weeks after providing it.

We believe the Pioneer debacle pales in comparison to RTI Surgical’s $261 million purchase of Tutogen Medical in February of 2008. The Company paid roughly 5 times revenue and 75 times operating income for a provider of tissue for repair of bone and teeth. Within 10 months, the Company recorded an impairment charge of $103 million after the value of its equity plummeted and wrote off an additional $134.7 million in the third quarter of 2010.

The Company’s growing expenses are likewise troubling. Comparing the year 2000 to 2015, the Company’s Marketing General & Administrative Expenses have risen a startling 508%, and its R&D expenses have risen 530%.

Source: Company filings.

We Believe the RTI Surgical Board is Misaligned and Requires Change to Improve Operating and Stock Performance

Based upon our analysis of or interactions with the Board, we believe certain Board members are apathetic towards the Company’s underperformance and prefer to insulate themselves from current stockholder accountability rather than engage in constructive dialogue with well-intentioned, long-term stockholders.

Notably, Vice-Chairman Gearen has served on the Board for nearly 18 years alongside CEO Hutchison, who has served as a director for nearly 15 years, both having presided over a prolonged period of underperformance at RTI Surgical.  In fact, the Company retained CEO Hutchison in December 2001 and allowed him to serve as both Chairman and CEO from December 2002 until May 2011 despite the Company’s prolonged underperformance under his leadership.  We seriously question how the Board, including Dr. Gearen, has failed to hold Mr. Hutchison accountable.

We also question the Company’s appointment of Dr. Gearen as Vice Chairman in February given his long-tenure and apparent failure to hold Mr. Hutchison accountable for the Company’s poor performance.  In fact, based upon our review of public filings, Dr. Gearen has failed to purchase any shares of RTI Surgical in the open market since April of 2004, which we believe signals a lack of confidence in the Company to engage in meaningful stock purchases.  Dr. Gearen is also a member of the Nominating and Governance Committee, which recently selected three new director nominees for election at the Annual Meeting, despite the repeated and sincere efforts of a large stockholder to reach a mutual resolution to reconstitute the Board for the benefit of all RTI stockholders.

We believe additional change is required to ensure the Board delivers on its fiduciary duties to properly hold management accountable and provide effective oversight of the Company and to ensure that it pursues opportunities to protect and enhance stockholder value.

We are Concerned with the Company’s Executive Compensation Practices

We believe management’s ability to properly evaluate and address the serious challenges facing the Company is compromised by the misalignment between executive compensation and the Company’s performance. Despite RTI Surgical’s prolonged underperformance, we believe management has been handsomely compensated at the expense of RTI Surgical stockholders.  In the last 10 years, executives and directors have earned more than $40 million. For 2014, CEO Hutchison earned $1.29 million, including $550,000 in salary, while the Company reported a $417,000 loss for common stockholders.

In addition, we refer to the following events that were approved by the Board under the Company’s compensation scheme, which we find highly concerning:

•	2014 - After withholding executive bonuses for 2013, the Board awarded cash bonuses for 2014, indicating management met its goal by acquiring Pioneer.

•
2012 - The Board awarded $1.29 million in cash bonuses, including $478,000 to CEO Hutchison. The payments followed a 0.3% increase in net income from 2011. Total director and executive compensation for 2012 amounted to 64% of 2012 net income.

•	2011 - The Board awarded $1.1 million cash bonuses to the five executives after a 1.2% increase in revenue from 2010. The cash bonuses amounted to 60% of the increased revenue.

•
2008 - Management hit its performance targets and earned discretionary bonuses with the help of the Tutogen merger as the Board apparently ignored impairment charges. RTI Surgical shares dropped 68% in 2008.

We believe that the Company’s poor executive compensation practices have contributed to a management and Board culture that seem indifferent to poor financial and operational results.

We Are Concerned with the Company’s Poor Corporate Governance

We are also concerned with the Company’s poor corporate governance that we believe severely limits the ability of stockholders to seek effective change at RTI Surgical.  Stockholders are prohibited from taking action by written consent, can call special meetings only with the support of 50.1% of the voting power, and must obtain a prohibitively high supermajority vote of 66 2/3% to amend stockholder-unfriendly provisions in the Company’s organizational documents.  If elected, we believe our Nominees will work hard to improve corporate governance at RTI Surgical by seeking to eliminate these anti-stockholder provisions and implement more stockholder friendly provisions in line with corporate governance best practices. We believe that the Board should not be able to utilize the Company’s corporate machinery to insulate itself and prevent change that would benefit all stockholders.

Importantly, Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy voting advisory firm, appears to share our concerns with the Company’s governance profile.  In its 2015 report, ISS assigned RTI Surgical a Governance QuickScore of “10” in the “Shareholder Rights” category, indicating the highest level of concern.

We Believe Our Four Nominees Have the Experience, Qualifications, and Commitment Necessary to Fully Explore Available Opportunities to Unlock Value for Stockholders

We have identified four highly qualified and capable independent directors with valuable and relevant business and financial experience who we believe will bring a fresh perspective into the boardroom and would be extremely helpful in evaluating and executing on initiatives to unlock value at the Company. We believe RTI Surgical’s chronic underperformance warrants directors whose interests are closely aligned with those of all stockholders and who will work constructively with the other members of the Board to protect the best interests of RTI Surgical’s stockholders.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is currently composed of nine (9) directors, seven (7) of whom whose terms expire at the Annual Meeting.  The other two (2) directors are the Water Street Designees who are not up for election at the Annual Meeting. We are seeking your support at the Annual Meeting to elect our four (4) Nominees, Jeffry D. Goldberg, Darren P. Lehrich, Mark D. Stolper, and Frank R. Williams Jr., in opposition to four (4) of the Company’s director nominees.  Your vote to elect our Nominees will have the legal effect of replacing four (4) incumbent directors of the Company with the Nominees.  If elected, our Nominees will represent a minority of the members of the Board, and therefore it is not guaranteed that they will be able to implement any actions that they may believe are necessary to enhance stockholder value as described in further detail above.

THE NOMINEES

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the Nominees.  The nominations were made in a timely manner and in compliance with the applicable provisions of the Company’s governing instruments.  The specific experience, qualifications, attributes and skills that led us to conclude that the Nominees should serve as directors of the Company are set forth above in the section entitled “Reasons for the Solicitation” and below.  This information has been furnished to us by the Nominees.  All of the Nominees are citizens of the United States.

Jeffrey D. Goldberg, age 50, has served as Chair of the Board of Directors of MModal IP LLC, a provider of service-based and technology-based transcription, coding, and clinical documentation-improvement services to health care systems, since August 2014, and as Co-Chair of Surgical Specialties Corporation (formerly Angiotech Pharmaceuticals Inc.), which supplies blades and wound-closure devices to support the surgical suite as well as OEM products to most of the world’s largest medical device companies, since May 2011. Mr. Goldberg previously served as Chair of the Board of Directors of Physiotherapy Associates Holdings, Inc., a national physical therapy services company, from January 2014 until it was acquired by a subsidiary of Select Medical Holdings Corporation (NYSE:SEM) for approximately $400 million in March 2016.  Previously, he served as Executive Vice Chair and Interim Chief Executive Officer of Quallion LLC, a lithium ion cell and battery manufacturer, from January 2012 until it was acquired by EnerSys (NYSE:ENS) in November 2013. Mr. Goldberg served as Vice President of Advanced Systems at EnerSys, a manufacturer of batteries for motive power, reserve power, aerospace, and defense applications, from November 2013 to December 2015.  From February 2010 to November 2013, Mr. Goldberg served as President of IncuMed LLC, the technology incubator for Al Mann's development level companies, including companies pursuing drug-device combinations to treat tinnitus and diabetes as well as advanced technologies supporting defense and intelligence agencies (“IncuMed”). He also served as General Counsel to IncuMed from October 2008 to February 2010.  Prior to IncuMed, Mr. Goldberg held various executive management positions in the health care industry, including as Senior Vice President and General Counsel at Advanced Bionics Corporation, a developer of cutting-edge cochlear implant technology, from 2004 to 2008, Chief Financial Officer at Los Angeles Orthopaedic Hospital (in alliance with UCLA Healthcare), from 1994 to 1999, and Senior Management Consultant at the Doheny Eye Institute (affiliated with UCLA Healthcare), from 1993 to 1994.  He also served during 1994 as a quality control executive in China for Holmes Products Corp., a subsidiary of Jarden Corporation (NYSE:JAH) that produces mechanical fans, air heaters, and humidifiers, and as a lawyer for each of Occidental Petroleum Corporation (NYSE:OXY), from 2001 to 2004, O'Melveny & Myers, LLP, from 1999 to 2001, and McDermott, Will & Emery, LLP, from 1991 to 1993, with a focus in M&A, securities, health care regulatory, and tax-exemption. Mr. Goldberg earned his J.D. from UCLA School of Law and his A.B. with a concentration in Philosophy from Harvard College. Krensavage believes that Mr. Goldberg’s extensive leadership experience, including serving as Chair of a number of companies in the healthcare and technology industries, will make him a valuable addition to the Board.

Darren P. Lehrich, age 44, has served as Senior Vice President, Strategy & Investor Relations of American Renal Associates, Inc. (“ARA”), a national provider of dialysis services, since July 2015. Prior to ARA, Mr. Lehrich served as Managing Director in the Health Care Providers Equity Research Team at Deutsche Bank AG (NYSE:DB), a global banking and financial services company, from May 2005 to July 2015. Prior to Deutsche Bank, Mr. Lehrich served as Managing Director and Senior Analyst covering the Health Care Services sector at Piper Jaffray & Co, a subsidiary of the investment banking and asset management firm Piper Jaffray Companies (NYSE:PJC), from 2004 to 2005. He also served as a Senior Health Care Analyst at SunTrust Robinson Humphrey, Inc., an investment banking firm, from 2001 to 2004, and at ING Barings Furman Selz LLC, a securities firm, from 1997 to 2001. Mr. Lehrich began his career at Memorial Sloan-Kettering Cancer Center, where he served in practice management roles in the Ambulatory Care Division, from 1993 to 1995. Mr. Lehrich earned his MBA in Finance from the Krannert School of Management at Purdue University and a B.S. in Healthcare Policy and Administration from the Pennsylvania State University. Mr. Lehrich was Nashville Health Care Council Fellow (2015), and a recipient of the Penn State Alumni Achievement Award (2007). Krensavage believes that Mr. Lehrich’s leadership experience and his depth of knowledge in healthcare and finance will make him a valuable addition to the Board.

Mark D. Stolper, age 44, has served as Executive Vice President and Chief Financial Officer of RadNet, Inc. (NYSE:RDNT), a national provider of freestanding, fixed-site outpatient diagnostic imaging services in the U.S. based on number of locations and annual imaging revenue (“RadNet”), since 2004, and previously served as an independent member of RadNet's Board of Directors.  Mr. Stolper currently serves as a member of the Boards of Directors of On Track Innovations, Ltd. (NASDAQ:OTIV), a developer and marketer of contactless microprocessor-based smart card solutions, since December 2012, and Surgical Solutions, LLC, a provider of minimally invasive surgical support and equipment, since January 2015.  Mr. Stolper previously served as a director of Physiotherapy Associates Holdings, Inc., a national physical therapy services company, from December 2013 until it was acquired by a subsidiary of Select Medical Holdings Corporation (NYSE:SEM) for approximately $400 million in March 2016. He also previously served as Chairman of CompuMed, Inc. (OTCMKTS:CMPD), a medical informatics and software company, from May 2007 to October 2014.  In addition, Mr. Stolper served as a director of each of Alco Stores, Inc. (formerly NASDAQ:ALCS), a rural broad line retailer, from August 2014 to June 2015, Tix Corporation (OTCMKTS:TIX), a live entertainment ticketing company, from July 2011 to December 2013, and Metropolitan Health Networks, Inc. (formerly NYSE:MDF), a healthcare services provider, from April 2010 until it was acquired by Humana, Inc. (NYSE:HUM) for approximately $850 million in December 2012.  Prior to that, Mr. Stolper was a partner at Broadstream Capital Partners and West Coast Capital, Los Angeles-based investment and merchant banking firms focused on advising middle market companies engaged in financing and merger and acquisition transactions, from 1999 to 2004. He also previously served as Vice President of Eastman Kodak Co.'s (NYSE:KODK) Entertainment Imaging subsidiary from 1998 to 1999 and as Vice President at Archon Capital Partners, which made private equity investments in media and entertainment companies, from 1995 to 1998.  Mr. Stolper began his career in 1993 as a member of the corporate finance group at Dillon, Read and Co., Inc., executing mergers and acquisitions, public and private financings and private equity investments with Saratoga Partners LLP, an affiliated principal investment group of Dillon Read.  Mr. Stolper earned his B.A. in Economics from the School of Arts & Sciences at the University of Pennsylvania, his B.S. in Economics with a concentration in Finance from the Wharton School at the University of Pennsylvania and a post-graduate award in Accounting from UCLA. Krensavage believes Mr. Stolper's significant leadership, financial and accounting experience and his service on the boards of directors of publicly traded companies will make him a valuable addition to the Board.

Frank R. Williams Jr., age 46, has served as Senior Vice President and Senior Managing Director of Acquisitions for Medical Properties Trust, Inc. (NYSE:MPW), a real estate investment trust focusing exclusively on providing capital to acute care facilities, since September 2011.  From June 2008 to September 2011, Mr. Williams served as Managing Director at Barclays Capital, the investment banking division of Barclays PLC (NYSE:BCS),  where he managed the firm’s relationships with acute care hospitals and alternate site healthcare providers. He joined Barclays Capital from The Bear Stearns Companies, Inc., an investment bank, securities trading and brokerage firm that was acquired by JPMorgan Chase & Co. (NYSE:JPM), where he served as a Senior Managing Director in the global healthcare group, from 1999 to 2008.  Before joining the healthcare group, Mr. Williams spent several years both as a leveraged finance banker and in the M&A group focused on healthcare transactions.  Mr. Williams is the Chairman of the Board of Trustees of the Colorado Outdoor Education Center, which he joined in February 2006.  Mr. Williams earned his M.B.A. from Columbia Business School at Columbia University and his Bachelor’s degree in History and Political Science from Southern Methodist University.  Krensavage believes Mr. Williams’s extensive leadership experience in the healthcare and financial services industries will make him a valuable addition to the Board.

The principal business address of Mr. Goldberg is 3201 Barhite Street, Pasadena, California 91107. The principal business address of Mr. Lehrich is 500 Cummings Center, Suite 6500, Beverly, Massachusetts 01915. The principal business address of Mr. Stolper is c/o RadNet, Inc., 1510 Cotner Avenue, Los Angeles, California 90025. The principal business address of Mr. Williams is 200 Park Avenue, 32nd Floor, New York, New York 10166.

As of the date hereof, none of the Nominees directly or beneficially own any securities of the Company and have not made any purchases or sales of any securities of the Company during the past two years.

Each of the Nominees may be deemed to be a member of the Group (as defined below) for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Each of the Nominees specifically disclaims beneficial ownership of shares of Common Stock that he does not directly own.  For information regarding purchases and sales during the past two years by certain members of the Group of securities of the Company, see Schedule I.

The members of Krensavage and the Nominees are collectively referred to as the “Group” herein.

The members of Krensavage have entered into letter agreements pursuant to which they have agreed to indemnify Messrs. Goldberg, Lehrich, Stolper, and Williams against claims arising from the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting and any related transactions.

On February 19, 2016, Krensavage Partners, Krensavage Partners Too, Krensavage Advisors, Krensavage Advisors Too, Krensavage Asset Management, Michael P. Krensavage, Jeffrey D. Goldberg, Mark D. Stolper, Frank R. Williams Jr., and John S. Watts Jr., entered into a Joint Filing and Solicitation Agreement in which, among other things, (a) the Group agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Company to the extent required by applicable law, (b) the Group agreed to solicit proxies or written consents for the election of the Nominees, or any other person(s) nominated by the Group, to the Board at the Annual Meeting (the “Solicitation”), and (c) Krensavage agreed to bear all expenses incurred in connection with the Group’s activities, including approved expenses incurred by any of the parties in connection with the Solicitation, subject to certain limitations.

On April 12, 2016, Krensavage Partners, Krensavage Partners Too, Krensavage Advisors, Krensavage Advisors Too, Krensavage Asset Management, Messrs. Krensavage, Goldberg, Stolper, and Williams and Darren P. Lehrich, entered into an Amended and Restated Joint Filing and Solicitation Agreement to add Mr. Lehrich as a member of the Group and to remove Mr. Watts as a member of the Group.

Other than as stated herein, there are no arrangements or understandings between members of Krensavage and any of the Nominees or any other person or persons pursuant to which the nomination of the Nominees described herein is to be made, other than the consent by each of the Nominees to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the Annual Meeting.  None of the Nominees is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

Krensavage believes that each Nominee presently is, and if elected as a director of the Company would be, an “independent director” within the meaning of (i) applicable NASDAQ listing standards applicable to board composition and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. No Nominee is a member of the Company’s compensation, nominating or audit committee that is not independent under any such committee’s applicable independence standards.

We do not expect that the Nominees will be unable to stand for election, but, in the event any Nominee is unable to serve or for good cause will not serve, the shares of Voting Stock represented by the enclosed GREEN proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Company’s Amended and Restated Bylaws (the “Bylaws”) and applicable law.  In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under the Bylaws and applicable law.  In any such case, we would identify and properly nominate such substitute nominees in accordance with the  Bylaws and shares of Voting Stock represented by the enclosed GREEN proxy card will be voted for such substitute nominee(s).  We reserve the right to nominate additional person(s), to the extent this is not prohibited under the Bylaws and applicable law, if the Company increases the size of the Board above its existing size or increases the number of directors whose terms expire at the Annual Meeting.  Additional nominations made pursuant to the preceding sentence are without prejudice to the position of Krensavage that any attempt to increase the size of the current Board or to classify the Board constitutes an unlawful manipulation of the Company’s corporate machinery.

WE URGE YOU TO VOTE “FOR” THE ELECTION OF THE NOMINEES ON THE ENCLOSED GREEN PROXY CARD.

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As discussed in further detail in the Company’s proxy statement, the Company is asking stockholders to indicate their support for the compensation of the Company’s named executive officers.  This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in the Company’s proxy statement.  Accordingly, the Company is asking stockholders to vote for the following resolution:

“RESOLVED, that the stockholders approve the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative.”

As disclosed in the Company’s proxy statement, the stockholder vote on this say-on-pay proposal is an advisory vote only, and is not binding on the Company; however, the Compensation Committee of the Board will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

WE RECOMMEND A VOTE “AGAINST” THIS SAY-ON-PAY PROPOSAL AND INTEND TO VOTE OUR SHARES “AGAINST” THIS PROPOSAL.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Audit Committee of the Board has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 and is proposing that stockholders ratify such appointment.  The Company is submitting the appointment of Deloitte & Touche LLP for ratification of the stockholders at the Annual Meeting.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016, AND INTEND TO VOTE OUR SHARES “FOR” THIS PROPOSAL.

VOTING AND PROXY PROCEDURES

According to the Company’s Proxy Statement, holders of Common Stock and Preferred Stock (on a fully converted basis) vote together as a single class on all matters at the Annual Meeting.  Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting.  Stockholders who sell their shares of Voting Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Voting Stock.  Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Voting Stock after the Record Date.

Shares of Voting Stock represented by properly executed GREEN proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees, AGAINST the approval of the Say on Pay Vote, and FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting, as described herein.

According to the Company’s proxy statement for the Annual Meeting, the current Board intends to nominate seven candidates for election at the Annual Meeting.  This Proxy Statement is soliciting proxies to elect our four Nominees. To the extent that seven directors are up for election at the Annual Meeting, stockholders who vote on the enclosed GREEN proxy card will also have the opportunity to vote for the candidates who have been nominated by the Company other than Peter F. Gearen, Brian K. Hutchison, Paul G. Thomas, and Nicholas J. Valeriani.  Stockholders will therefore be able to vote for the total number of directors up for election at the Annual Meeting.  Under applicable proxy rules we are required either to solicit proxies only for our Nominees, which could result in limiting the ability of stockholders to fully exercise their voting rights with respect to the Company’s nominees, or to solicit for our Nominees while also allowing stockholders to vote for fewer than all of the Company’s nominees, which enables a stockholder who desires to vote for our Nominees to also vote for certain of the Company’s nominees.  The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement.  There is no assurance that any of the Company’s nominees will serve as a director if any or all of our Nominees are elected.

QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING

A quorum is the minimum number of shares of Voting Stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting.  For the Annual Meeting, the presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock and Preferred Stock (on a fully converted basis), as of the Record Date, will be considered a quorum allowing votes to be taken and counted for the matters before the stockholders.

Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum.  However, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).  Under rules of The NASDAQ Stock Market, your broker will not have discretionary authority to vote your shares at the Annual Meeting on any of the proposals.

If you are a beneficial owner, your broker will vote your shares pursuant to your instructions, and those shares will count in the determination of a quorum.  Brokers do not have discretionary authority to vote on any of the proposals at the Annual Meeting.  Accordingly, unless you vote via proxy card or provide instructions to your broker, your shares of Common Stock will count for purposes of attaining a quorum, but will not be voted on those proposals.

VOTES REQUIRED FOR APPROVAL

Election of Directors ─ The Company has adopted a plurality vote standard for director elections.  As a result, the seven nominees for director receiving the highest vote totals at the Annual Meeting will be elected as directors of the Company.  With respect to the election of directors, only votes cast “FOR” a nominee will be counted.  Proxy cards specifying that votes should be withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.  Neither a withhold vote nor a broker non-vote will count as a vote cast “FOR” or “AGAINST” a director nominee.  Therefore, withheld votes and broker non-votes will have no direct effect on the outcome of the election of directors.

Advisory Vote on Executive Compensation ─ According to the Company’s proxy statement, although the vote is non-binding, assuming that a quorum is present, the advisory vote on executive compensation will be approved if the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting vote in favor of approval of the resolution. The Company has indicated that broker non-votes will have no effect on the approval of the resolution, but abstentions will act as a vote against approval of the resolution.

Ratification of the Appointment of Independent Registered Public Accounting Firm ─ According to the Company’s proxy statement, assuming that a quorum is present, the selection of Deloitte & Touche LLP will be deemed to have been ratified if a majority of the shares cast on the proposal at the Annual Meeting vote in favor of ratification. The Company has indicated that broker non-votes will have no effect on the ratification of the selection, but abstentions will act as a vote against ratification of the selection.

Under applicable Delaware law, none of the holders of Voting Stock are entitled to appraisal rights in connection with any matter to be acted on at the Annual Meeting. If you sign and submit your GREEN proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with Krensavage’s recommendations specified herein and in accordance with the discretion of the persons named on the GREEN proxy card with respect to any other matters that may be voted upon at the Annual Meeting.

REVOCATION OF PROXIES

Stockholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy), by giving a duly executed proxy bearing a later date, or by delivering a written notice of revocation.  The delivery of a subsequently dated proxy that is properly completed will constitute a revocation of any earlier proxy.  The revocation may be delivered either to Krensavage in care of InvestorCom at the address set forth on the back cover of this Proxy Statement or to the Company at 11621 Research Circle, Alachua, Florida 32615 or any other address provided by the Company.  Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to InvestorCom in care of Krensavage at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding shares of Common Stock.  Additionally, InvestorCom may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GREEN PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by Krensavage.  Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

Members of Krensavage have entered into an agreement with InvestorCom for solicitation and advisory services in connection with this solicitation, for which InvestorCom will receive a fee not to exceed $75,000, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.  InvestorCom will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.  Krensavage has requested banks, brokerage houses and other custodians, nominees and fiduciaries forward all solicitation materials to the beneficial owners of the shares of Voting Stock they hold of record.  Krensavage will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.  It is anticipated that InvestorCom will employ approximately 30 persons to solicit stockholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by Krensavage.  Costs of this solicitation of proxies are currently estimated to be approximately $80,000 (including, but not limited to, fees for attorneys, solicitors and other advisors, and other costs incidental to the solicitation).  Krensavage estimates that through the date hereof its expenses in connection with this solicitation are approximately $120,000.  Krensavage intends to seek reimbursement from the Company of all expenses it incurs in connection with this solicitation.  Krensavage does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

ADDITIONAL PARTICIPANT INFORMATION

The Nominees and the members of Krensavage are participants in this solicitation.  The principal business of each of Krensavage Partners and Krensavage Partners Too is investing in securities.  Krensavage Advisors serves as the general partner of Krensavage Partners. Krensavage Advisors Too serves as the general partner of Krensavage Partners Too.  Krensavage Asset Management is a registered investment adviser with the Securities and Exchange Commission and serves as the investment adviser to each of Krensavage Partners and Krensavage Partners Too.  Mr. Krensavage serves as the managing member of Krensavage Asset Management.

The principal business address of each of Krensavage Partners, Krensavage Partners Too, Krensavage Advisors, Krensavage Advisors Too, Krensavage Asset Management, and Mr. Krensavage is 130 E. 59th St., 11th Floor, New York, New York 10022.

As of the date hereof, Krensavage Partners directly owns 2,925,170 shares of Common Stock.  Krensavage Advisors, as the general partner of Krensavage Partners, may be deemed the beneficial owner of the 2,925,170 shares owned by Krensavage Partners.   As of the date hereof, Krensavage Partners Too directly owns 521,920 shares of Common Stock.  Krensavage Advisors Too, as the general partner of Krensavage Partners Too, may be deemed the beneficial owner of the 521,920 shares owned by Krensavage Partners Too.  Krensavage Asset Management, as the investment manager of each of Krensavage Partners and Krensavage Partners Too, may be deemed the beneficial owner of the 3,447,090 shares owned by Krensavage Partners and Krensavage Partners Too.  Mr. Krensavage, as the managing member of Krensavage Asset Management, may be deemed the beneficial owner of the 3,447,090 shares owned by Krensavage Partners and Krensavage Partners Too.

Each participant in this solicitation, as a member of the Group with the other participants for the purposes of Section 13(d)(3) of the Exchange Act. The Group may be deemed to beneficially own the 3,447,090 shares of Common Stock owned in the aggregate by all of the participants in this solicitation.  Each participant in this solicitation disclaims beneficial ownership of the shares of Common Stock he or it does not directly own.  For information regarding purchases and sales of securities of the Company during the past two years by the participants in this solicitation, see Schedule I.

  Each participant in this solicitation, as a member of the Group with the other participants, may be deemed to beneficially own the 3,477,090 shares of Common Stock owned in the aggregate by all of the participants in this solicitation.  Each participant in this solicitation disclaims beneficial ownership of the shares of Common Stock he or it does not directly own.  For information regarding purchases and sales of securities of the Company during the past two years by certain of the participants in this solicitation, see Schedule I.

The shares of Common Stock directly owned by each of Krensavage Partners and Krensavage Partners Too were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business).

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no participant in this solicitation owns any securities of the Company which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no participant in this solicitation or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the Annual Meeting.

There are no material proceedings to which any participant in this solicitation or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.  With respect to each of the Nominees, except as otherwise set forth in this Proxy Statement, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

OTHER MATTERS AND ADDITIONAL INFORMATION

Krensavage is unaware of any other matters to be considered at the Annual Meeting.  However, should other matters, which Krensavage is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed GREEN proxy card will vote on such matters in their discretion.

STOCKHOLDER PROPOSALS

According to the Company’s proxy statement, all stockholder proposals intended to be presented at the Company’s 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”) must be received by the Company’s Secretary at 11621 Research Circle, Alachua, Florida 32615 no later than December 19, 2016 in order to be considered for inclusion in the Board’s proxy statement and form of proxy card relating to the 2017 Annual Meeting. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Company sponsored proxy materials. In addition, the proxy solicited by the Board for the 2017 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company is provided with written notice of such proposal by March 4, 2017.

The information set forth above regarding the procedures for submitting stockholder proposals for consideration at the 2017 Annual Meeting is based on information contained in the Company’s proxy statement.  The incorporation of this information in this proxy statement should not be construed as an admission by Krensavage that such procedures are legal, valid or binding.

INCORPORATION BY REFERENCE

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE ANNUAL MEETING BASED ON RELIANCE ON RULE 14A-5(C).  THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION, AND OTHER IMPORTANT INFORMATION.  SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

Krensavage Partners, LP

April 25, 2016

SCHEDULE I

TRANSACTIONS IN SECURITIES OF THE COMPANY
DURING THE PAST TWO YEARS

Shares of Common Stock Purchased / (Sold)	Date of Purchase / Sale

KRENSAVAGE PARTNERS LP

20,000	04/04/2014
30,000	04/15/2014
10,000	04/17/2014
124,563*	04/30/2014
8,956	06/04/2014
8,959	06/05/2014
8,870	06/26/2014
17,924	06/30/2014
8,957	07/01/2014
17,938	07/07/2014
17,937	07/08/2014
18,035	10/07/2014
36,086	10/09/2014
9,023	10/10/2014
36,089	10/13/2014
196,977*	01/02/2015
50,000	02/03/2015
(54,953)*	03/31/2015
6,024	05/06/2015
595	05/15/2015
948	05/21/2015
220	06/02/2015
67	07/08/2015
330	08/03/2015
48	08/04/2015
455	09/03/2015
704	10/06/2015
44,537	10/21/2015
605,738	10/29/2015
61,258	10/30/2015
217,458	11/02/2015
72,940	11/03/2015
5	11/06/2015
(59,009)*	01/04/2016
65,949	01/05/2016
121,526	01/11/2016
40,139	01/20/2016
85,185	01/22/2016
13,548	02/03/2016

* Indicates internal transfer or portfolio rebalancing.

I-1

KRENSAVAGE PARTNERS TOO, LP

33,983	04/09/2015
20,000	05/04/2015
7	05/06/2015
5	05/15/2015
52	05/21/2015
6,780	06/02/2015
5,533	07/08/2015
31,670	08/03/2015
15,952	08/04/2015
4,545	09/03/2015
47,534	10/05/2015
1,517	10/05/2015
35,262	10/06/2015
6,991	10/21/2015
94,262	10/29/2015
9,429	10/30/2015
36,146	11/02/2015
8,989	11/03/2015
5,487	11/06/2015
59,009*	01/04/2016
25,231	01/11/2016
3,683	01/20/2016
14,815	01/22/2016
85	02/03/2016

* Indicates internal transfer or portfolio rebalancing.

I-2

SCHEDULE II

The following table is reprinted from the definitive proxy statement filed by RTI Surgical, Inc. with the Securities and Exchange Commission on April 19, 2016.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND CERTAIN
BENEFICIAL OWNERS

The following table sets forth information as of the record date regarding the beneficial ownership of our common stock by: (1) each person known by us to own beneficially more than 5% of our outstanding common stock; (2) each of our directors and nominees for director; (3) each executive officer named in the Summary Compensation Table; and (4) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. Unless otherwise indicated, the address of the beneficial owner is: c/o RTI Surgical, Inc., 11621 Research Circle, Alachua, Florida 32615.

	Amount and Nature of Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number	Percent
Brian K. Hutchison (2)	1,038,668	1.8
Robert P. Jordheim (3)	494,031	*
Roger W. Rose (4)	397,032	*
Caroline A. Hartill (5)	502,264	*
John N. Varela (6)	22,085	*
Dean H. Bergy (7)	115,347	*
Philip R. Chapman (8)	203,446	*
Peter F. Gearen (9)	171,483	*
Thomas A. McEachin (10)	5,523	*
Curt M. Selquist (11)	39,649	*
Jonathon M. Singer	—	*
Adrian J. R. Smith (12)	128,923	*
Christopher R. Sweeney (13)	—	*
Paul G. Thomas	—	*
Nicholas J. Valeriani	—	*
Shirley A. Weis (14)	18,916	*
WSHP Biologics Holdings, LLC (15) 333 West Wacker Drive, Suite 2800 Chicago, Illinois 60606	13,246,329	18.6
Paradigm Capital Management Inc. (16) Nine Elk Street Albany, New York 12207	4,439,700	7.7
BlackRock Inc. (17) 55 East 52nd Street New York, New York 10022	5,977,048	10.3
Glen Capital Partners LLC (18) 800 South Street, Suite 160 Waltham, MA 02453	4,852,060	8.4
Dimensional Fund Advisors, LP (19) Building One, 6300 Bee Cave Road Austin, TX 78746	3,595,287	6.2
Krensavage Asset Management, LLC (20) 130 E. 59th Street, 11th Floor New York, New York 10022	2,925,170	5.0
All current executive officers and directors, including those named as a group (13 persons) (21)	3,137,367	5.2

II-1

*	Represents beneficial ownership of less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Shares of common stock issuable pursuant to restricted stock awards and options, to the extent such options are exercisable or convertible within 60 days after April 13, 2016 are treated as outstanding for purposes of computing the percentage of the person holding such securities but are not treated as outstanding for purposes of computing the percentage of any other person.

(2)
Includes currently-exercisable options to purchase 616,000 shares of our common stock and 140,635 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

(3)
Includes currently-exercisable options to purchase 380,000 shares of our common stock and 50,212 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

(4)
Includes currently-exercisable options to purchase 265,000 shares of our common stock and 50,212 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

(5)
Includes currently-exercisable options to purchase 380,000 shares of our common stock and 50,212 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

(6)
Includes currently-exercisable options to purchase 10,000 shares of our common stock and 12,085 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

(7)	Includes currently-exercisable options to purchase 5,000 shares of our common stock and includes 12,976 shares of unvested restricted stock which will vest on April 14, 2016.
(8)	Includes currently-exercisable options to purchase 85,000 shares of our common stock and includes 10,381 shares of unvested restricted stock which will vest on April 14, 2016.
(9)	Includes currently-exercisable options to purchase 85,000 shares of our common stock and includes 10,381 shares of unvested restricted stock which will vest on April 14, 2016.
(10)	Includes 5,523 shares of unvested restricted stock which will vest on December 3, 2016.
(11)	Includes 10,381 shares of unvested restricted stock which will vest on April 14, 2016.
(12)	Includes currently-exercisable options to purchase 69,640 shares of our common stock and includes 10,381 shares of unvested restricted stock which will vest on April 14, 2016.
(13)	Christopher R. Sweeney joined our Board on October 21, 2015 and did not receive restricted stock awards in 2015.
(14)	Includes 10,381 shares of unvested restricted stock which will vest on April 14, 2016.
(15)
WSHP Biologics Holdings, LLC is the record owner of 50,000 shares of Series A Preferred, which is convertible at the current conversion price of $4.39 per share into approximately 13,246,329 shares of Common Stock.  The managing member of WSHP Biologics Holdings, LLC is the Water Street Fund, of which the sole general partner is Water Street Management. The sole general partner of Water Street Management is the Water Street GP. Due to their relationship with WSHP Biologics Holdings, LLC, the Water Street Fund, Water Street Management and the Water Street GP may be deemed to have shared voting power with respect to the Series A Preferred beneficially owned by the WSHP Biologics Holdings, LLC, and as a result, the Water Street Fund, Water Street Management and the Water Street GP may be deemed to have shared beneficial ownership of such shares of Series A Preferred. The individuals who serve on the Investment Committee of the Water Street GP are Timothy Dugan, James Connelly, Ned Villers, Kevin Swan, Robert Womsley, Peter Strothman and Christopher Sweeney.

(16)	Information is derived from Schedule 13G, filed with the SEC on February 11, 2016 by Paradigm Capital Management Inc.
(17)	Information is derived from Schedule 13G, filed with the SEC on January 8, 2016 by BlackRock, Inc.
(18)
Information is derived from Schedule 13G, filed with the SEC on January 19, 2016 by Glen Capital Partners Focus Fund, LP (the “Fund”); Glen Capital Partners LLC (the “Manager”); Glen Capital Partners GP LLC (the “General Partner”); and Gregory L. Summe (“Mr. Summe”). As the sole member of the Manager and General Partner, Mr. Summe may be deemed to share voting and dispositive power with respect to the shares held by the Fund. Mr. Summe disclaims beneficial ownership of the shares of the Company’s common stock held by the Fund, except to the extent of his pecuniary interest therein.

(19)	Information is derived from Schedule 13G, filed with the SEC on February 9, 2016 by Dimensional Fund Advisors, LP.
(20)	Information is derived from Amendment No. 1 to Schedule 13G, filed with the SEC on February 23, 2016 by Krensavage Asset Management, LLC.
(21)
Includes options to purchase 1,895,640 shares of our common stock and 303,356 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

II-2

IMPORTANT

Tell the Board what you think!  Your vote is important.  No matter how many shares of Voting Stock you own, please give Krensavage your proxy FOR the election of the Nominees and in accordance with Krensavage’s recommendations on the other proposals on the agenda for the Annual Meeting by taking two steps:

●	SIGNING the enclosed GREEN proxy card;

●	DATING the enclosed GREEN proxy card; and

●	MAILING the enclosed GREEN proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares of Voting Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Voting Stock and only upon receipt of your specific instructions.  Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed GREEN voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact InvestorCom at the address set forth below.

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of Krensavage’s proxy materials,
please contact InvestorCom at the phone numbers listed below.

65 Locust Avenue, Suite 302
New Canaan, CT  06840

Stockholders call toll free at (877) 972-0090
Banks and Brokers may call collect at (203) 972-9300

GREEN PROXY CARD

RTI SURGICAL, INC.

2016 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF KRENSAVAGE PARTNERS, LP AND THE OTHER PARTICIPANTS IN ITS SOLICITATION

THE BOARD OF DIRECTORS OF RTI SURGICAL, INC.
IS NOT SOLICITING THIS PROXY

P            R            O            X            Y

The undersigned appoints Michael P. Krensavage and Steve Wolosky, and each of them, attorneys and agents with full power of substitution to vote all shares of voting stock of RTI Surgical, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2016 Annual Meeting of Stockholders of the Company scheduled to be held at the Company’s headquarters located at 11621 Research Circle, Alachua, Florida 32615 on Thursday, May 26, 2016 at 8:00 a.m., local time (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of voting stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.  If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Krensavage Partners, LP (“Krensavage”) a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, “AGAINST” PROPOSAL 2, AND “FOR” PROPOSAL 3.

This Proxy will be valid until the completion of the Annual Meeting.  This Proxy will only be valid in connection with Krensavage’s solicitation of proxies for the Annual Meeting.

IMPORTANT:  PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

GREEN PROXY CARD

[X] Please mark vote as in this example

KRENSAVAGE STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES LISTED BELOW IN PROPOSAL 1. KRENSAVAGE RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST PROPOSAL 2 AND MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSAL 3.

1.	Krensavage’s proposal to elect Jeffrey D. Goldberg, Darren P. Lehrich, Mark D. Stolper, and Frank R. Williams Jr. as directors of the Company.

		FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL NOMINEE(S) EXCEPT WRITTEN BELOW
		☐	☐	☐
Nominees:	Jeffrey D. Goldberg Darren P. Lehrich Mark D. Stolper Frank R. Williams Jr.			________________ ________________ ________________

Krensavage does not expect that any of the Nominees will be unable to stand for election, but, in the event that any Nominee is unable to serve or for good cause will not serve, the shares of voting stock represented by this proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Bylaws and applicable law. In addition, Krensavage has reserved the right to nominate substitute person(s) if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under the Bylaws and applicable law. In any such case, shares of voting stock represented by this proxy card will be voted for such substitute nominee(s).

Krensavage intends to use this proxy to vote (i) “FOR” Messrs. Goldberg, Lehrich, Stolper, and Williams and (ii) “FOR” the candidates who have been nominated by the Company to serve as directors, other than Peter F. Gearen, Brian K. Hutchison, Paul G. Thomas, and Nicholas J. Valeriani, for whom Krensavage is not seeking authority to vote for and will not exercise any such authority.  The names, backgrounds and qualifications of the candidates who have been nominated by the Company, and other information about them, can be found in the Company’s proxy statement.

There is no assurance that any of the candidates who have been nominated by the Company will serve as directors if our Nominees are elected.

Note: If you do not wish for your shares of Common Stock to be voted “FOR” a particular nominee, mark the “FOR ALL NOMINEES EXCEPT” box and write the name(s) of the nominee(s) you do not support on the line below.  Your shares of Common Stock will be voted for the remaining nominee(s).  You may also withhold authority to vote for one or more additional candidates who have been nominated by the Company by writing the name(s) of the nominee(s) below.

________________________________________________________

GREEN PROXY CARD

2.	Company’s proposal to approve (on an advisory basis), the compensation of the Company’s named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Company’s proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

☐ FOR	☐ AGAINST	☐ ABSTAIN

DATED:

(Signature)

(Signature, if held jointly)

(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN.  EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.  PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.